Exhibit 99(d)(50)

SUB-ADVISORY AGREEMENT

THIS SUB-ADVISORY AGREEMENT (“Agreement”) is made among GUIDESTONE FUNDS, a Delaware business trust (“Trust”), and GUIDESTONE CAPITAL MANAGEMENT, LLC (“Adviser”), a limited liability company organized under the laws of the State of Texas, and JACOBS LEVY EQUITY MANAGEMENT, INC., a registered investment adviser organized under the laws of the State of New Jersey (“Sub-Adviser”).

WHEREAS, the Adviser has entered into an Investment Advisory Agreement (“Management Agreement”) with the Trust, an open-end management investment company registered under the Investment Company Act of 1940, as amended (“1940 Act”); and

WHEREAS, the Small Cap Equity Fund (“Fund”) is a series of the Trust; and

WHEREAS, under the Management Agreement, the Adviser has agreed to provide certain investment advisory services to the Fund; and

WHEREAS, the Adviser is authorized under the Management Agreement to delegate certain of its investment advisory responsibilities to one or more persons or companies; and

WHEREAS, the Board of Trustees of the Trust (“Board”) and the Adviser desire that the Adviser retain the Sub-Adviser to render investment advisory services for the portion of the Fund’s assets allocated to the Sub-Adviser, as determined from time to time by the Adviser, in the manner and on the terms hereinafter set forth; and

WHEREAS, the Sub-Adviser is willing to furnish such services to the Adviser and the Fund;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the Trust, the Adviser and the Sub-Adviser agree as follows:

1.        Appointment. The Adviser and the Trust hereby appoint and employ the Sub-Adviser as a discretionary investment manager, on the terms and conditions set forth herein, of those assets of the Fund which the Adviser determines to assign to the Sub-Adviser (those assets being referred to as the “Fund Account”). The Adviser may from time to time make additions to and withdrawals, including but not limited to cash and cash equivalents, from the Fund Account, subject to verbal notification and subsequent written notification to the Sub-Adviser. The Sub-Adviser will be an independent contractor and will have no authority to act for or represent the Trust or the Adviser in any way or otherwise be deemed an agent of the Trust or the Adviser except as expressly authorized in this Agreement or another writing by the Trust, the Adviser and the Sub-Adviser.

2.        Acceptance of Appointment. The Sub-Adviser accepts that appointment and agrees to render the services herein set forth, for the compensation herein provided.

3.        Duties as Sub-Adviser.

(a)       Subject to the supervision and direction of the Board and of the Adviser, including all written guidelines, policies and procedures adopted by the Trust or the Adviser that are provided to the

Sub-Adviser, the Sub-Adviser will: (i) provide a continuous investment program with respect to the Fund Account; (ii) determine from time to time what investments in the Fund Account will be purchased, retained or sold by the Fund; and (iii) be responsible for placing purchase and sell orders for investments and for other related transactions with respect to the Fund Account. The Sub-Adviser will provide services under this Agreement in accordance with the Fund’s investment objective, policies and restrictions and the description of its investment strategy and style, all as stated in the Trust’s registration statement under the 1940 Act, and any amendments or supplements thereto (“Registration Statement”), which the Adviser shall provide to the Sub-Adviser in writing. The Sub-Adviser is authorized on behalf of the Fund Account to enter into and execute any documents required to effect transactions with respect to the Fund Account, provided that such transactions are in accord with the Registration Statement and with all written guidelines, policies and procedures adopted by the Trust or the Adviser that are provided to the Sub-Adviser.

(b)       In accordance with the Fund’s investment policies described in the Registration Statement, the Sub-Adviser is responsible for avoiding investment of Fund Account assets in the securities issued by any company that is publicly recognized, as determined by GuideStone Financial Resources of the Southern Baptist Convention (“GuideStone Financial Resources”), as being in the alcohol, tobacco, gambling, pornography or abortion industries, or any company whose products, services or activities are publicly recognized, as determined by GuideStone Financial Resources, as being incompatible with the moral and ethical posture of GuideStone Financial Resources. The Adviser shall provide in writing to the Sub-Adviser a list of such prohibited companies, which the Adviser in its sole discretion will amend or supplement from time to time. The Adviser will provide the Sub-Adviser with such amendments or supplements on a timely basis, and any such changes shall become effective once they have been received by the Sub-Adviser. Unless instructed by the Adviser to the contrary, the Sub-Adviser will have a reasonable amount of time to divest of any existing portfolio holdings in any new prohibited company or come into compliance with any other restriction related thereto. If the Sub-Adviser has a question about whether any proposed transaction with respect to the Fund Account would be in compliance with such investment policies, it may consult with the Adviser during normal business hours, and the Adviser will provide instructions upon which the Sub-Adviser may rely in purchasing and selling securities for the Fund Account.

(c)       The Sub-Adviser will select brokers and dealers to effect all portfolio transactions for the Fund Account subject to the conditions set forth herein. The Sub-Adviser will place all necessary orders with brokers, dealers or issuers, and will negotiate brokerage commissions, if applicable. The Sub-Adviser agrees that, in placing orders with brokers, it will seek to obtain the best net result in terms of price and execution, considering all of the circumstances, and shall maintain records adequate to demonstrate compliance with this requirement; provided that, on behalf of the Fund, and in compliance with Section 28(e) of the Securities Exchange Act of 1934, the Sub-Adviser may, in its discretion, use brokers (including brokers that may be affiliates of the Sub-Adviser to the extent permitted by Section 3(d) hereof) who provide the Sub-Adviser with research, analysis, advice and similar services to execute portfolio transactions, and the Sub-Adviser may pay to those brokers in return for brokerage and research services a higher commission than may be charged by other brokers, subject to the Sub-Adviser’s determining in good faith that such commission is reasonable in terms either of the particular transaction or of the overall responsibility of the Sub-Adviser to the Fund and its other clients and that the total commissions paid by the Fund will be reasonable in relation to the benefits to the Fund over the long term. Subject to seeking best execution, the Board or the Adviser may direct the Sub-Adviser to effect transactions in portfolio securities through broker-dealers in a manner that will help generate resources to pay the costs of certain expenses that the Trust is required to pay or for which the Trust is required to arrange payment. The Sub-Adviser agrees to provide the Adviser with reports or other information regarding brokerage and benefits received therefrom, upon the Adviser’s reasonable request. In no instance will portfolio securities or other assets be purchased from or sold to the Sub-Adviser, its affiliated persons, any other investment sub-adviser that serves as sub-adviser to one or more series of the Trust, or any affiliated person thereof, except in accordance with the 1940 Act, the Investment Advisers Act of 1940, as amended (“Advisers Act”), and the rules under each, and all other federal and state laws or regulations applicable to the Trust and the Fund, or in accordance with an order of exemption received from the United States Securities and Exchange Commission (“SEC”). On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Fund as well as other accounts advised by the Sub-Adviser, the Sub-Adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. Whenever the Sub-Adviser simultaneously places orders to purchase or sell the same security on behalf of the Fund Account and one or more other accounts advised by the Sub-Adviser, the orders will be allocated as to price and amount among all such accounts in a manner the Sub-Adviser believes to be equitable over time and consistent with its fiduciary obligations to each account.

(d)       Except as permitted by law or an exemptive order or rule of the SEC, and the Trust’s policies and procedures adopted thereunder, the Sub-Adviser agrees that it will not execute without the prior written approval of the Adviser any portfolio transactions for the Fund Account with a broker or dealer which is (i) an affiliated person of the Trust, the Adviser or any sub-adviser for any series of the Trust; (ii) a principal underwriter of the Trust’s shares; or (iii) an affiliated person of such an affiliated person or principal underwriter. The Adviser agrees that it will provide the Sub-Adviser with a written list of such brokers and dealers and will, from time to time, update such list as necessary. The Sub-Adviser agrees that it will provide the Adviser with a written list of brokers and dealers that are affiliates of the Sub-Adviser and will, from time to time, update such list as necessary.

(e)       In furnishing services hereunder, to the extent prohibited under, or necessary to comply with, the 1940 Act, the Sub-Adviser will not consult with any other sub-adviser to the Fund, any other series of the Trust, or any other investment company under common control with the Trust concerning transactions of the Fund in securities or other assets. For the avoidance of doubt, the foregoing restriction will not be deemed to prohibit the Sub-Adviser from consulting with: (i) any of its affiliated persons concerning transactions in securities or other assets; (ii) any of the other covered sub-advisers concerning compliance with paragraphs (a) and (b) of Rule 12d3-1; and (iii) a successor sub-adviser of the Fund in order to effect an orderly transition of sub-advisory duties so long as such consultations do not require the Sub-Adviser to provide specific recommendations regarding the purchase or sale of securities or concern transactions prohibited by Section 17(a) of the 1940 Act.

(f)       The Sub-Adviser will maintain all books and records required to be maintained pursuant to the 1940 Act and the rules and regulations promulgated thereunder with respect to actions by the Sub-Adviser on behalf of the Fund, and will furnish the Board, the Adviser or the Fund’s administrator (“Administrator”) with such periodic and special reports as any of them reasonably may request. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Adviser hereby agrees that all records that it maintains for the Fund are the property of the Trust, agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any records that it maintains for the Trust and that are required to be maintained by Rule 31a-1 under the 1940 Act, and further agrees to surrender promptly to the Trust a complete set of any records that it maintains for the Fund upon request by the Trust.

(g)       All transactions will be consummated by payment to or delivery by the custodian designated by the Trust (the “Custodian”), or such depositories or agents as may be designated by the Custodian in writing, of all cash and/or securities due to or from the Fund Account, and the Sub-Adviser shall not have possession or custody thereof. The Sub-Adviser shall advise the Custodian and confirm in writing to the Trust, to the Adviser and any other designated agent of the Fund, including the Administrator, all investment orders for the Fund Account placed by it with brokers and dealers at the time and in the manner set forth in Rule 31a-1 under the 1940 Act. For purposes of the foregoing sentence, communication via electronic means will be acceptable as agreed to in writing from time to time by the Adviser. The Trust shall issue to the Custodian such instructions as may be appropriate in connection with the settlement of any transaction initiated by the Sub-Adviser. The Trust shall be responsible for all custodial arrangements and the payment of all custodial charges and fees, and, the Sub-Adviser shall have no responsibility or liability with respect to custodial arrangements or the acts, omissions or other conduct of the Custodian, other than acts or omissions arising in reliance on instructions of the Sub-Adviser given within the scope of its duties hereunder to the Custodian, and except that it shall be the responsibility of the Sub-Adviser to notify the Adviser if the Custodian fails to confirm in writing proper execution of such instructions.

(h)       The Sub-Adviser agrees to provide, at such times as shall be reasonably requested by the Board or the Adviser, the analysis and reports specified on Schedule A attached hereto, including without limitation monthly reports setting forth the investment performance of the Fund Account. The Sub-Adviser also agrees to make available to the Board and Adviser any economic, statistical and investment services that the Sub-Adviser normally makes available to its institutional or other customers.

(i)       In accordance with procedures adopted by the Board, as amended from time to time, the Sub-Adviser will assist the Administrator and/or the Fund in determining the fair valuation of all portfolio securities held in the Fund Account and will use its reasonable efforts to arrange for the provision of valuation information or a price(s) for each portfolio security held in the Fund Account for which the Administrator does not obtain prices in the ordinary course of business from an automated pricing service. The Sub-Adviser shall promptly notify the Adviser if, for any reason, the Sub-Adviser believes that the price of any security or other investment in the Fund Account may not accurately reflect the value thereof. The Sub-Adviser will maintain adequate records with respect to securities valuation information provided hereunder and shall provide such information to the Adviser upon request, with such records being deemed Fund records.

(j)       The Sub-Adviser shall provide reasonable assistance to provide information within its possession and control as needed in the preparation of (but not pay for) all periodic reports by the Trust or the Fund to shareholders of the Fund and all reports and filings required to maintain the registration and qualification of the Fund, or to meet other regulatory or tax requirements applicable to the Fund, under federal and state securities and tax laws. Upon the request of the Trust or the Adviser, the Sub-Adviser shall review draft reports to shareholders, Registration Statements or portions thereof that relate to the Fund Account or the Sub-Adviser and other documents provided to the Sub-Adviser that relate to the Fund Account or the Sub-Adviser, provide comments on such drafts on a timely basis, and provide certifications or sub-certifications on a timely basis as to the accuracy of the Sub-Adviser’s information contained in such reports or other documents. The Sub-Adviser will prepare and cause to be filed in a timely manner Form 13F and, if required, Schedule 13G with respect to securities held for the Fund Account.

(k)       As reasonably requested by the Trust on behalf of the Trust’s officers and in accordance with the scope of the Sub-Adviser’s obligations and responsibilities contained in this Agreement (i.e., with respect to the Fund Account and the Sub-Adviser’s provision of portfolio management services hereunder), the Sub-Adviser will provide reasonable assistance to the Trust in connection with the Trust’s compliance with the Sarbanes-Oxley Act and the rules and regulations promulgated by the SEC thereunder, and Rule 38a-1 of the 1940 Act. Specifically, the Sub-Adviser agrees to (a) certify periodically, upon the reasonable request of the Trust, that with respect to the Fund Account and the Sub-Adviser’s provision of portfolio management services hereunder, it is in compliance with all applicable “federal securities laws”, as required by Rule 38a-l under the 1940 Act, and Rule 206(4)-7 under the Advisers Act; (b) upon request and reasonable prior notice, cooperate with third-party audits arranged by the Trust to evaluate the effectiveness of the Trust’s compliance controls by providing information that will reasonably assist the third party to assess the effectiveness of the Sub-Adviser’s controls; (c) upon request and reasonable prior notice, provide the Trust’s chief compliance officer with direct access to its chief compliance officer (or his/her designee); (d) upon request, provide the Trust’s chief compliance officer with periodic reports in the form and substance agreed to by the parties; and (e) promptly provide notice of any material compliance matters that relate to, or could reasonably be expected to have an impact on, the Fund Account, Fund, Trust or the performance of the Sub-Adviser’s duties under this Agreement.

(l)       The Sub-Adviser will not be responsible for making any class action filings, including bankruptcies, on behalf of the Fund Account. The Sub-Adviser shall promptly provide the Trust and the Adviser with any notice addressed to the Trust or the Fund that it receives regarding class action claims or any other legal matters involving any asset held in the Fund Account and shall reasonably cooperate with the Trust and the Adviser to provide information within its possession and control necessary for the Trust or the Adviser to pursue and/or participate in any such action.

4.        Further Duties. In all matters relating to the performance of this Agreement, the Sub-Adviser will act in conformity with the provisions of the Trust’s Trust Instrument, By-Laws and Registration Statement of which it has received written notice, with all written guidelines, policies and procedures adopted by the Trust as applicable to the Fund Account that are provided to the Sub-Adviser in writing, and with the written instructions and written directions of the Board and the Adviser; and will comply with the requirements of (i) the 1940 Act and Advisers Act and the rules under each; (ii) the requirements of Subchapter M of the Internal Revenue Code of 1986, as amended, applicable to regulated investment companies; (iii) the Commodity Exchange Act, as amended, and the rules and regulations adopted thereunder from time to time; and (iv) all other federal and state laws and regulations applicable to the Trust and the Fund. The Adviser agrees to provide to the Sub-Adviser copies of the Trust’s Trust Instrument, By-Laws, Registration Statement, written guidelines, policies and procedures adopted by the Trust as applicable to the Fund Account, written instructions and directions of the Board and the Adviser, and any amendments or supplements to any of these materials as soon as practicable after such materials become available.

5.        Proxies. Unless the Adviser gives written instructions to the contrary, provided the Custodian has timely forwarded the relevant proxy materials, the Sub-Adviser will vote in accordance with its policies and procedures all proxies solicited by or with respect to the issuers of securities in which assets of the Fund Account may be invested from time to time. The Adviser shall instruct the Custodian to forward or cause to be forwarded to the Sub-Adviser (or its designated agent) all relevant proxy solicitation materials.

6.        Expenses. During the term of this Agreement, the Sub-Adviser will bear all expenses incurred by it in connection with its services under this Agreement other than the cost of securities purchased for the Fund Account and any expenses attributable to the positions in the Fund Account and the purchase or sale of any security for the Fund Account (including, without limitation, brokerage commissions, transactional fees and taxes, if any). The Trust and the Fund shall be responsible for all of their respective expenses, including without limitation custodial and administrator fees.

7.        Compensation. The compensation of the Sub-Adviser for its services under this Agreement shall be calculated daily and paid monthly by the Trust, and not the Adviser, in accordance with the attached Schedule B. The Sub-Adviser shall not be responsible for any expenses incurred by the Adviser, the Fund or the Trust. If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be pro-rated according to the proportion that such period bears to the full month in which such effectiveness or termination occurs. The Adviser shall be responsible for computing the fee based upon a percentage of the average daily net asset value of the assets of the Fund Account.

8.        Limitation of Liability. The Sub-Adviser shall not be liable for any loss due solely to a mistake of investment judgment, but the Sub-Adviser shall be liable for any loss which is incurred by reason of an act or omission of its employee, partner, director or affiliate, if such act or omission involves willful misfeasance, bad faith or gross negligence, or breach of its duties or obligations hereunder, whether express or implied. Nothing in this paragraph shall be deemed a limitation or waiver of any obligation or duty that may not by law be limited or waived.

9.        Indemnification.

(a)       The Adviser shall indemnify the Sub-Adviser or any of its directors, officers, employees or affiliates for all losses, damages, liabilities, costs and expenses (including reasonable legal fees) (“Losses”) incurred by the Sub-Adviser by reason of or arising out of any act or omission by the Adviser under this Agreement, if such act or omission involves the gross negligence, willful misfeasance, bad faith or breach of fiduciary duty of the Adviser, or any breach of warranty, representation or agreement hereunder, except to the extent that such Losses arise as a result of the gross negligence, willful misfeasance or bad faith of the Sub-Adviser or the Sub-Adviser’s breach of fiduciary duty to the Adviser.

(b)       The Trust shall indemnify the Sub-Adviser or any of its directors, officers, employees or affiliates for all losses, damages, liabilities, costs and expenses (including reasonable legal fees) (“Losses”) incurred by the Sub-Adviser by reason of or arising out of any act or omission by the Trust under this Agreement, if such act or omission involves the gross negligence, willful misfeasance, bad faith or breach of fiduciary duty of the Trust, or any breach of warranty, representation or agreement hereunder, except to the extent that such Losses arise as a result of the gross negligence, willful misfeasance or bad faith of the Sub-Adviser or the Sub-Adviser’s breach of fiduciary duty to the Trust.

(c)       The Sub-Adviser shall indemnify the Adviser or any of its directors, officers, employees or affiliates for all losses, damages, liabilities, costs and expenses (including reasonable legal fees) (“Losses”) incurred by the Adviser by reason of or arising out of any act or omission by the Sub-Adviser under this Agreement if such act or omission involves the gross negligence, willful misfeasance, bad faith or breach of fiduciary duty of the Sub-Adviser, or any breach of warranty, representation or agreement hereunder, except to the extent that such Losses arise as a result of the gross negligence, willful misfeasance or bad faith of the Adviser or the Adviser’s breach of fiduciary duty to the Trust or the Fund.

(d)       The Sub-Adviser shall indemnify the Trust or any of its trustees, officers, employees or affiliates for all losses, damages, liabilities, costs and expenses (including reasonable legal fees) (“Losses”) incurred by the Trust by reason of or arising out of any act or omission by the Sub-Adviser under this Agreement if such act or omission involves the gross negligence, willful misfeasance, bad faith or breach of fiduciary duty of the Sub-Adviser, or any breach of warranty, representation or agreement hereunder, except to the extent that such Losses arise as a result of the gross negligence, willful misfeasance or bad faith of the Trust or the Trust’s breach of fiduciary duty to the Fund.

(e)       The indemnification in this Section 9 shall survive the termination of this Agreement with respect to any Losses arising prior to termination.

10.        Representations, Warranties and Agreements of the Trust. The Trust represents, warrants and agrees that:

(a)       The Adviser and the Sub-Adviser each has been duly appointed by the Board to provide investment services to the Fund Account as contemplated hereby.

(b)       The Trust will cause the Adviser to deliver to the Sub-Adviser a true and complete copy of the Fund’s Registration Statement as effective from time to time, and such other documents or instruments governing the investment of the Fund Account and such other information as reasonably requested by the Sub-Adviser, as is necessary for the Sub-Adviser to carry out its obligations under this Agreement.

11.        Representations of the Adviser. The Adviser represents, warrants and agrees that:

(a)       The Adviser has been duly authorized by the Board to delegate to the Sub-Adviser the provision of investment services to the Fund Account as contemplated hereby.

(b)       The Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by contract, the 1940 Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify the Sub-Adviser of the occurrence of any event that would disqualify the Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

12.        Representations of the Sub-Adviser. The Sub-Adviser represents, warrants and agrees that:

(a)       The Sub-Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify the Trust and Adviser of the occurrence of any event that could reasonably have a materially adverse impact on the Sub-Adviser’s ability to provide services under this Agreement or would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise. The Sub-Adviser will also immediately notify the Trust and the Adviser, to the extent permitted by law, if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, or any threat thereof, before or by any court, public board or body, directly involving the affairs of the Fund.

(b)       The Sub-Adviser has adopted and implemented written policies and procedures, as required by Rule 206(4)-7 under the Advisers Act, which are reasonably designed to prevent violations of federal securities laws by the Sub-Adviser, its employees, officers, and agents (“Compliance Procedures”) and, the Adviser and the Trust have been provided a copy of a summary of the Compliance Procedures and any amendments thereto.

(c)       The Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide the Adviser and the Trust with a copy of such code of ethics, together with evidence of its adoption and a certification that the Sub-Adviser has adopted procedures reasonably necessary to prevent violations of such code of ethics. Within thirty (30) days following the end of the last calendar quarter of each year that this Agreement is in effect, the Sub-Adviser shall furnish to the Trust and the Adviser (i) a written report that describes any issues arising under the code of ethics or procedures during the relevant period, including, but not limited to, information about material violations of the code or procedures and sanctions imposed in response to material violations; and (ii) a written certification that the Sub-Adviser has adopted procedures reasonably necessary to prevent violations of the code of ethics. In addition, the Sub-Adviser shall (i) promptly report to the Board in writing any material amendments to its code of ethics; (ii) immediately furnish to the Board all information regarding any material violation of the code of ethics by any person who would be considered an Access Person under the Trust’s and Adviser’s code of ethics, if such person were not subject to the Sub-Adviser’s code of ethics; and (iii) provide quarterly reports to the Adviser on any material violations of the Sub-Adviser’s code of ethics during the period so indicated. Upon the reasonable written request of the Adviser, the Sub-Adviser shall permit the Adviser, its employees or its agents to examine the reports required to be made to the Sub-Adviser by Rule 17j-1(c)(1) and all other records relevant to the Sub-Adviser’s code of ethics.

(d)       The Sub-Adviser has provided the Trust and the Adviser with a copy of its Form ADV, which as of the date of this Agreement is its Form ADV as most recently filed with the SEC and promptly will furnish a copy of any material amendments to the Trust and the Adviser at least annually. Such amendments shall reflect significant developments affecting the Sub-Adviser, as required by the instructions to Form ADV.

(e)       The Sub-Adviser will notify the Trust and the Adviser of any change of control of the Sub-Adviser, including any change of its general partners, controlling persons or 25% shareholders, as applicable, and any changes in the key personnel who are either the portfolio manager(s) of the Fund Account or senior management, set forth on Schedule A of Part 1 of its Form ADV, of the Sub-Adviser, in each case prior to such change if practicable but in any event not later than promptly after such change. The Sub-Adviser agrees to bear all reasonable expenses of the Trust and Adviser, if any, arising out of any such change that triggers the need, by itself, to prepare a proxy statement or make an SEC filing.

(f)       The Sub-Adviser agrees to maintain an appropriate level of errors and omissions or professional liability insurance coverage equal to not less than $5,000,000.

(g)       The Sub-Adviser will not, in violation of applicable law or regulation, use any material, non-public information concerning portfolio companies that may be in or come into its possession or the possession of any of its affiliates or employees in providing investment advice or investment management services to the Fund.

(h)       The Sub-Adviser agrees that neither it, nor any of its affiliates, will in any way refer directly or indirectly to its relationship with the Trust, the Fund, the Adviser or any of their respective affiliates in offering, marketing or other promotional materials without the express written consent of the Adviser. Notwithstanding the preceding sentence, the Sub-Adviser may (i) disclose its relationship with the Trust, Fund or Adviser in client lists and in one-on-one communications with prospective and existing clients without prior written consent of the Adviser; and (ii) use the performance and portfolio characteristics of the Fund Account in its composite performance and representative account presentations (if applicable).

13.        Services Not Exclusive. The services furnished by the Sub-Adviser hereunder are not to be deemed to be exclusive, and the Sub-Adviser shall be free to furnish similar services to others, except as prohibited by applicable law or agreed upon in writing among the Sub-Adviser, the Trust and the Adviser.

14.        Confidentiality; Sub-Adviser Information.

(a)       Subject to the duty of the parties to comply with applicable law, including any demand of any regulatory or taxing authority having jurisdiction, and except as set forth herein, the parties hereto shall treat as confidential all material non-public information pertaining to the Fund Account and the actions of the Sub-Adviser, the Adviser and the Trust in respect thereof.

(b)       The Adviser and the Trust understand that the Sub-Adviser is a quantitative investment manager that has developed proprietary systems, methods and processes. The Sub-Adviser considers the following information to be the Sub-Adviser’s proprietary information: its investment strategy positions and transactions, and any and all information relating to its investment process and systems and its investment and risk models and research related thereto (“Sub-Adviser Confidential Information”). The Trust and the Adviser shall not use or disclose to its employees, affiliates, or advisors Sub-Adviser Confidential Information except (i) to the extent necessary to monitor the Sub-Adviser and carry out the purposes of this Agreement and the Fund, including any disclosures, information or reports provided to the Board or any disclosures to third party service providers made subject to confidentiality obligations; (ii) as otherwise required by applicable law; or (iii) to the extent such Sub-Adviser Confidential Information is in the public domain for a reason other than a breach hereof by the Trust, the Adviser or any of their respective affiliates.

15.        Authorized Representatives of the Adviser. The Sub-Adviser is expressly authorized to rely upon any and all instructions, approvals and notices given on behalf of the Adviser by any one or more of those persons designated as representatives of the Adviser whose names, titles and specimen signatures appear in Schedule C attached hereto. The Adviser may amend such Schedule C from time to time by written notice to the Sub-Adviser. The Sub-Adviser shall continue to rely upon these instructions until notified by the Adviser to the contrary.

16.        Duration and Termination; Assignability.

(a)       Unless sooner terminated as provided herein, this Agreement shall continue in effect for a period of two years subsequent to its initial approval, and thereafter, if not terminated, shall continue automatically from year to year, provided that such continuance is specifically approved annually in accordance with the 1940 Act: (i) by a vote of a majority of those Trustees of the Trust who are not “interested persons” of the Trust, as defined within the meaning of Section 2(a)(19) of the 1940 Act, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Board or by vote of a majority of the outstanding voting securities of the Fund, unless any requirement for a vote of the outstanding voting securities of the Fund is rendered inapplicable by an order of exemption from the SEC.

(b)       Notwithstanding the foregoing, this Agreement may be terminated by any party hereto at any time, without the payment of any penalty, immediately upon written notice to the other party, but any such termination shall not affect the status, obligations, or liabilities of any party hereto to the other arising prior to termination. This Agreement will terminate automatically in the event of its assignment or upon termination of the Management Agreement as it relates to the Fund. The Sub-Adviser agrees to bear all reasonable expenses of the Trust associated with the preparation of a proxy statement or information statement, if any, arising out of an assignment by it to another party.

17.        Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought. No material amendment of this Agreement shall be effective until approved (i) by the vote of a majority of those Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, and (ii) by the vote of a majority of the outstanding voting securities of the Fund (unless the Trust receives an SEC order or no-action letter permitting it to modify the Agreement without such vote or a regulation exists under the 1940 Act that permits such action without such vote).

18.        Limitation of Trustee and Shareholder Liability. The Adviser and Sub-Adviser are hereby expressly put on notice of the limitation of shareholder liability as set forth in the Trust

Instrument of the Trust and agree that obligations assumed by the Trust pursuant to this Agreement shall be limited in all cases to the Trust and its assets, and if the liability relates to one or more series of the Trust, the obligations hereunder of the Trust shall be limited to the respective assets of the Fund. The Adviser and Sub-Adviser further agree that they shall not seek satisfaction of any such obligation from the shareholders or any individual shareholder of the Trust or the Fund, nor any officer, director or trustee of the Trust, neither as a group nor individually.

19.        Governing Law. This Agreement shall be construed in accordance with the 1940 Act and the laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof. To the extent that the applicable laws of the State of Delaware conflict with the applicable provisions of the 1940 Act, the latter shall control.

20.        Reference to the Sub-Adviser. The Adviser and the Trust are authorized to publish and distribute information, including, but not limited, to registration statements, fund fact sheets and marketing material, regarding the provision of sub-advisory services by the Sub-Adviser pursuant to this Agreement and to include in such information the name of the Sub-Adviser or any trademark, service mark, symbol or logo of the Sub-Adviser, without the prior written consent of the Sub-Adviser. The Adviser will provide copies of such items to the Sub-Adviser upon request within a reasonable time following such use, publication or distribution.

21.        No Implied Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, rule or regulation, (i) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in a writing signed by the other party; (ii) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

22.        Severability. If any provision of this Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

23.        Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. As used in this Agreement, the terms “majority of the outstanding voting securities,” “affiliated person,” “interested person,” “assignment,” “broker,” “investment adviser,” “net assets,” “sale,” “sell” and “security” shall have the same meaning as such terms have in the 1940 Act, subject to such exemption as may be granted by the SEC by any rule, regulation or order. Where the effect of a requirement of the federal securities laws reflected in any provision of this Agreement is made less restrictive by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order to the extent such rule, regulation or order applies to the relevant party. This Agreement and the Schedule(s) attached hereto embody the entire agreement and understanding among the parties. This Agreement may be signed in counterpart.

24.        Notices.

(a)       Any notice herein required is to be in writing and is deemed to have been given to the Sub-Adviser, Adviser or the Trust upon receipt of the same at their respective addresses set forth below. All written notices required or permitted to be given under this Agreement will be delivered by personal service, by postage mail – return receipt requested or sent by electronic transmission (via facsimile or email) or a similar means of same day delivery which provides evidence of receipt (or with a confirming copy by mail as set forth herein). All notices provided to Adviser will be sent to the attention of Melanie Childers. All notices provided to the Sub-Adviser will be sent to the attention of Bruce I. Jacobs and Kenneth N. Levy, with a copy to Jason Hoberman, General Counsel/Chief Compliance Officer.

(b)       The Sub-Adviser may provide the Adviser and the Trust all communications relating to the Fund Account and/or the Sub-Adviser (including, without limitation, the Form ADV Part 2 and any other communication required under the Investment Advisers Act of 1940, as amended, or otherwise), in electronic form, such as through a file attached to an e-mail sent to the e-mail address of the Adviser or the Trust representative(s) provided to the Sub-Adviser, or over a private internet site, in lieu of or in addition to sending such information as hard copies via facsimile or mail. If information is made available over the internet, the designated representatives may be notified of its availability through an e-mail sent to the e-mail addresses for such representatives. The Adviser and the Trust may revoke its consent to electronic delivery of information at any time upon written notice to the Sub-Adviser and receive all information in paper format going forward.

25.        Survival. The provisions of this Agreement shall survive the termination or expiration of this Agreement only with respect to any matter existing prior to such termination or expiration. Notwithstanding the foregoing, the provisions of Sections 14, 19, 21, 22, 24, and 25 shall survive the termination or expiration of this Agreement, in accordance with the terms thereof.

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized signatories as of September 14, 2018.1

GUIDESTONE FUNDS – SMALL CAP EQUITY FUND

2401 Cedar Springs Road
Dallas, Texas 75201
Attest
By:		By:
Name:	Melanie Childers	Name:	John R. Jones
Title:	Vice President – Fund Operations	Title:	President

GUIDESTONE CAPITAL MANAGEMENT, LLC

2401 Cedar Springs Road
Dallas, Texas 75201
Attest
By:		By:
Name:	Matt L. Peden	Name:	David S. Spika
Title:	Vice President and Chief Investment Officer	Title:	President

JACOBS LEVY EQUITY MANAGEMENT, INC.

100 Campus Drive
2nd Floor West Florham Park, New Jersey 07932
Attest
By:		By:
Name:		Name:
Title:		Title:

[1]	Original Agreement dated September 14, 2018.

SCHEDULE A

REPORTS TO BE PROVIDED BY SUB-ADVISER

EFFECTIVE DATE SEPTEMBER 14, 2018

Monthly

1.	Transaction and valuation reports, including investment performance.
2.

Report showing the derivative holdings. Such report showing derivative holdings should include a detailed calculation indicating the account is in compliance with the CFTC exemption provisions as outlined in the Investment Manager Mandate, and, if not specifically addressed within the Investment Manager Mandate, one of the following exemptions allowed under CFTC Rule 4.5 for registered mutual funds: (1) the percentage of the aggregate net notional value of all derivative positions in CFTC-regulated derivatives to the total liquidation value of the accounts’ portfolio; or (2) the percentage of the aggregate initial margin and premiums for all positions in CFTC-regulated derivatives to the total liquidation value of the accounts’ portfolio.

3.	Report on transactions with affiliated broker/dealers on both an Agency and Principal basis.

Quarterly

1.	GuideStone Funds Compliance Checklist.
2.

Quarterly Certification Memorandum – A statement to the effect that the Sub-Adviser has discharged its responsibilities in accordance with the Investment Manager Mandate and the GuideStone Funds Compliance Checklist, noting any instances of non-compliance during the quarter, and that the Sub-Adviser will continue to maintain the Fund Account in compliance. Report to GuideStone Capital Management, LLC any changes or material violations of the Sub-Adviser’s Code of Ethics during the quarter. Also, a statement to the effect that the Sub-Adviser has discharged its responsibilities in accordance with Rule 38a-1 and 204-2.

3.	Commission recapture report, if applicable.
4.

All fixed income Sub-Advisers utilizing derivatives, provide a report that demonstrates stress testing of the Fund Account. At a minimum, such testing should demonstrate the effect on the Fund Account of a 100 basis point move in interest rates along with quantification of the duration contribution of the derivatives in the Fund Account.

5.	All equity Sub-Advisers provide a report documenting how any proxies were voted during the quarter for the Fund Account.
6.	Attribution analysis report.
7.	Liquidity summary which is a one page report showing a summary % of illiquid and deemed liquid securities by month for each of the types of securities on the 144A worksheet.
8.

Brokerage report in an Excel file showing the name of the broker/dealer, the shares, the commission in U.S. dollars and the date of the transaction. For fixed income Sub-Advisers this will include Agency transactions only.

9.	Report on notice of regulatory examinations and information regarding the exam, as agreed to by the parties.
10.	An updated list of all affiliated persons of the Sub-Adviser.

Annually

1.

SSAE 16 / SOC 1 report or other internal control reports. If a standard internal control report is not available please provide a description of what controls are in place to prevent things such as rogue trading, trades outside our guidelines or the Fund Account investment objectives, and general violation of the Sub-Adviser’s policies or code of ethics.

2.	Updated proxy voting policy.
3.	Current code of ethics and Rule 17j-1 certification paragraph.
4.	Report showing proof of liability and fiduciary insurance coverage and ERISA bonding requirements.
5.	Updated Form ADV Parts 1 and 2, or more frequently if revised during the year.
6.	Complete requested Section 15(c) questionnaire and provide information requested by the Board in connection with its review of the sub-advisory contract.
7.

Certification with respect to the Fund Account that the Sub-Adviser’s provision of portfolio management services is in compliance with all applicable “federal securities laws,” as required by Rule 38a-1 under the 1940 Act and Rule 206(4)-7 under the Advisers Act.

Periodic

1.

Promptly furnish all information regarding any material violation of the code of ethics by any person who would be considered an Access Person under GuideStone Funds and GuideStone Capital Management, LLC’s code of ethics, if such person were not subject to the Sub-Adviser’s code of ethics; provided that, such notice shall not occur until there is a determination by the Sub-Adviser that a violation has occurred.

2.

Promptly notify GuideStone Capital Management, LLC of any material event related to the organization that would be deemed an important consideration in the ongoing relationship between the Sub-Adviser and GuideStone Funds.

3.

Timely advise GuideStone Capital Management, LLC of any significant changes in the ownership, organizational structure, financial condition or key personnel staffing of the Sub-Adviser. Key personnel staffing refers to those staff identified in Section 13(e) of the Agreement.

4.	Advise GuideStone Capital Management, LLC of any changes in the Fund Account manager.
5.	Promptly inform GuideStone Capital Management, LLC of any major changes in the Sub-Adviser’s investment strategy and types of investments for the Fund Account.
6.	Meet with GuideStone Capital Management, LLC on a periodic basis for a formal Fund Account review.
7.	Provide GuideStone Capital Management, LLC with reports or other information regarding brokerage and benefits received there from.
8.

Provide copies of any other periodic or special report required pursuant to the 1940 Act and the rules and regulations promulgated thereunder with respect to the Sub-Adviser’s management of the Fund Account.

9.	Promptly notify GuideStone Capital Management, LLC of any material amendments to Sub-Adviser’s code of ethics.

SCHEDULE B

SUB-ADVISORY FEES

This Schedule B contains the sub-advisory fee information required by Section 7 of the Sub-Advisory Agreement among GuideStone Funds (“Trust”), GuideStone Capital Management, LLC (“Adviser”) and Jacobs Levy Equity Management, Inc., (“Sub-Adviser”) relating to the Small Cap Equity Fund (“Fund”), a series of the Trust.

Fee Schedule. Fees payable to the Sub-Adviser pursuant to this Agreement shall be calculated daily and paid monthly by the Trust. The fees are calculated as of the close of trading on the last business day of the month by applying the applicable fee rate to the average daily assets of the Fund allocated to the Sub-Adviser for that period. For purposes of calculating the fee, the value of the Fund’s assets shall be determined in the same manner and from the same source as that which the Fund uses to determine the net asset value of its shares. The applicable annualized fee rate shall be as indicated in the schedule below of the Fund’s assets allocated to the Sub-Adviser.

Average Daily Net Assets	Annual Rate

SCHEDULE C

AUTHORIZED REPRESENTATIVES OF THE ADVISER

Name	Title	Specimen Signature

David S. Spika	President

Matt L. Peden	Vice President and Chief Investment Officer

Patrick Pattison	Vice President and Treasurer

Melanie Childers	Vice President – Fund Operations

Matthew A. Wolfe	Secretary

Ronald W. Bass	Chief Compliance Officer